Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Wednesday, May 9, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
AMENDMENT TO AND EXERCISE OF WARRANT
MINNEAPOLIS, May 9, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced that on May 4, 2007, Lakes Entertainment, Inc. (“Lakes”) and PLKS Holdings, LLC (“PLKS”) amended the exercise price of Warrant No. PC-1 (“Warrant”) which was granted to PLKS pursuant to the terms and conditions of a Financing Agreement dated as of February 15, 2006 among Lakes, PLKS Funding, LLC and various subsidiaries of Lakes which was fully repaid on June 22, 2006 (“Amendment”). The Amendment reduces the exercise price of the Warrant from $7.50 per share to $6.50 per share for the remaining 1,147,500 shares underlying the Warrant. In consideration for the reduced exercise price, PLKS delivered to Lakes the exercise notice for the purchase of the remaining 1,147,500 shares underlying the Warrant on May 4, 2007 and paid the aggregate exercise price of approximately $7.5 million on May 7, 2007. “We negotiated this Amendment with PLKS so that we could eliminate the uncertainty as to when the remainder of the Warrant would be exercised, as the Warrant was not set to expire until 2013. The receipt of this payment at this time gives us greater flexibility with respect to funding our ongoing projects and operations,” noted Tim Cope, President and CFO of Lakes.
During April 2007, PLKS exercised 102,500 shares underlying the Warrant at $7.50 per share and paid Lakes $0.8 million. As a result of these two separate exercises for the entire 1,250,000 shares underlying the Warrant, the Warrant has now been fully exercised and no additional shares will be issued related to the Warrant.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the development and operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.